Exhibit 4.6(a)

AMENDMENT NO. 1

TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of June 30, 2006 to the Amended and Restated Credit Agreement dated as of December 16, 2004 (the “Credit Agreement”) among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Borrower”); the LENDERS from time to time party thereto; JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”); and the other Agents party thereto.

The parties hereto agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

SECTION 2. Amended Definitions. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions therein in correct alphabetical order:

“Amendment No. 1 Effective Date” has the meaning set forth in Section 11 of Amendment No. 1 to Amended and Restated Credit Agreement dated as of June 30, 2006 among the Borrower, the Lenders party thereto and the Administrative Agent.

“Foreign Subsidiary Holding Company” means a Subsidiary (other than a Foreign Subsidiary) that holds the equity interests of one or more Foreign Subsidiaries and has no significant operations and holds no material assets other than assets incidental to the ownership of equity interests of such Foreign Subsidiaries.

“Personal Property Pledgor” means a Person that has entered into, or is required to enter into, the Security Agreement, and has not been released therefrom.

“Pledge Agreement” means the Amended and Restated Pledge Agreement executed and delivered on the Amendment No. 1 Effective Date.

“Rule 3-16 Limitation” means a contractual provision governing a Collateral Document substantially to the effect that, at the time any determination is required to be made, in the event that Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (and as replaced with another rule or regulation, or any other law, rule or regulation) (“Rule 3-16”), would require the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary or Future Joint Venture due to the fact that such Subsidiary’s or Future Joint Venture’s equity interests or other securities of such Subsidiary or Future Joint Venture secure Debt pursuant to the Collateral Documents at such time, then, unless separate audited financial statements of such Subsidiary or Future Joint Venture are otherwise required to be filed with the SEC (or other governmental agency) in a form that would satisfy the requirements of Rule 3-16, the equity interests or other securities of such Subsidiary or Future Joint Venture, respectively, shall automatically be deemed not to be part of the Collateral securing the Secured Obligations and the Additional Secured Obligations at such time, but only to the extent necessary to cause such Subsidiary or Borrower Joint Venture to not be subject to such requirement. For avoidance of doubt, the Rule 3-16 Limitation is not applicable to pledges of equity interests in or other securities of Equistar, LCR or Millennium.

“Security Agreement” means the Amended and Restated Security Agreement executed and delivered on the Amendment No. 1 Effective Date.

(b) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Borrower Joint Ventures” means Equistar, LCR, Millennium and any Future Joint Venture; provided that upon the consummation of a Permitted LCR Sale, LCR shall no longer be a “Borrower Joint Venture”.

“Collateral Documents” means the Existing Collateral Documents, Security Agreement, the Pledge Agreement, and any additional security agreements or pledge agreements required to be delivered pursuant to the Loan Documents to secure the obligations of the Obligors under the Loan Documents, the Senior Notes, and, to the extent provided therein, the obligations of the Borrower under the PBGC Settlement Agreement and the ARCO Chemical Debt, and any instruments of assignment or other instruments or agreements executed pursuant to the foregoing.

“JV Subsidiaries” means each Subsidiary of the Borrower that directly holds an equity interest in any Borrower Joint Venture.

“Material Debt” means Debt (other than the Loans and Reimbursement Obligations) of the Borrower and/or one or more of its Subsidiaries (including for this purpose the Borrower Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $50,000,000.

“Permitted LCR Sale” means (i) any sale or other disposition of all (but not less than all) of the Borrower’s direct or indirect ownership interest in LCR, provided that the Net Cash Proceeds of such sale are used to prepay Debt of the Borrower in compliance with the provisions of Section 5.14(b) or (ii) any sale or other disposition of all or substantially all of the assets of LCR, provided that (x) the net proceeds of such sale or disposition in excess of amounts required to satisfy Debt or other obligations of LCR are promptly distributed to the holders of equity interests in LCR and the portions thereof received by the Borrower or a Subsidiary (net of any applicable taxes) are used to prepay Debt of the Borrower in compliance with the provisions of Section 5.14(b).

“Senior Notes” means notes of the Borrower which (i) in the case of notes issued after the Restatement Date, mature no earlier than one year after the Revolving Credit Termination Date, (ii) are not Guaranteed by any Person other than a Subsidiary Guarantor (the terms of which Guarantee shall provide that it terminates automatically upon any termination of the Subsidiary Guarantee of such Subsidiary Guarantor), (iii) are not secured by any assets of any Person other than all or any portion of the Collateral and, if so secured, the rights and remedies of the holders of such notes with respect to such Collateral are subject to security arrangements in form and substance satisfactory to the Administrative Agent (which arrangements will include the Rule 3-16 Limitation and will provide, in any event, that all Liens on all or any portion of the Collateral securing such notes shall be automatically released concurrently with any release of the Liens on all or any such portion of the Collateral securing the Loans (other than upon a complete refinancing of the Loans and the Reimbursement Obligations with other Debt to be secured by such Collateral)), and (iv) contain otherwise substantially the terms and conditions as the Senior Secured Note Indentures (or, in the case of any such notes issued after the Restatement Date, terms and conditions, taken as a whole, that are at least as favorable to the Lenders as the terms and conditions set forth in the Senior Secured Note Indentures, except that the interest rate applicable to such notes shall be the then prevailing market rate or, if such notes are to be fungible with previously issued notes, the interest rate shall, taken together with the sales price of such notes, reflect then prevailing market rates). For the purposes of this definition, Senior Notes shall not be considered outstanding (i) if irrevocable notice of redemption has been duly given in respect of such Senior Notes and redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Senior Notes, or (ii) in the case of Senior Notes issued under the Series A Senior Secured Note Indenture only, if such Senior Notes have been defeased in accordance with the terms of such indenture. As of the Restatement Date, the Senior Notes consist of the notes issued on or prior to the Restatement Date under the Senior Secured Note Indentures.

“Significant Subsidiary” means, at any date, any Subsidiary having consolidated assets equal to or greater than 5% of the consolidated assets of the Non-JV Group at such time; provided that POSM shall not be a Significant Subsidiary for purposes of the definition of “Subsidiary Guarantors” or Section 4.09.

“Subsidiary Guarantee” means Amended and Restated Subsidiary Guarantee executed and delivered on the Amendment No. 1 Effective Date.

“Subsidiary Guarantors” means (a) each Significant Subsidiary of the Borrower (excluding any Borrower Joint Venture, any JV Subsidiary, any Special Purpose Subsidiary and any Foreign Subsidiary) on the Restatement Date, (b) each other Person listed on Schedule 1.02 and (c) any other Person that becomes a party to the Subsidiary Guarantee pursuant to Section 5.18, in each case that has not been released from its obligations under the Subsidiary Guarantee pursuant to the terms of the Loan Documents, and “Subsidiary Guarantor” means any one of them.

(c) The definitions of “Borrower Pledge Agreement” and “JV Subsidiary Security Agreement” in Section 1.01 of the Credit Agreement are hereby deleted.

SECTION 3. Amendments to Article 5. (a) Clause (d)(i) of Section 5.18 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(i) cause (A) each Person which becomes a Significant Subsidiary (excluding any Borrower Joint Venture, JV Subsidiary, Foreign Subsidiary, Special Purpose Subsidiary, or Subject Assets Transferee) after the Closing Date, and (B) each Person (whether or not a Significant Subsidiary) which grants or is required to grant any security interest pursuant to the Loan Documents, to become a party to the Subsidiary Guarantee as guarantor by executing a supplement thereto in the form contemplated thereby;

(b) Clause (d)(iii) of Section 5.18 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(iii) cause (A) each JV Subsidiary, (B) each Subsidiary or combination of Subsidiaries that acquires all or substantially all of the assets of any Personal Property Pledgor, (C) each Significant Subsidiary and (D) each Subsidiary that directly owns an equity interest in a Significant Subsidiary to become a party to the Security Agreement as grantor by executing a supplement thereto in the form contemplated thereby in order to grant perfected first priority security interests (subject to Permitted Liens) upon its personal property assets to secure the Secured Obligations and the Additional Secured Obligations; provided that (x) no Foreign Subsidiary, Borrower Joint Venture, Special Purpose Subsidiary or Subject Assets Transferee shall be required to become a Personal Property Pledgor, (y) such security interests shall be limited, in the case of voting stock or other voting equity interests of any Foreign Subsidiary or Foreign Subsidiary Holding Company, to 65% of such voting stock or other voting equity interests and (z) such security interests shall be limited, in the case of pledged equity interests in (m) POSM, (n) PO JV, L.P., (o) LCR, (p) Technology JV, LP, and (q) (to the extent required by the related joint venture arrangements) any Future Joint Venture, to the right to receive distributions in respect of such equity interests (and proceeds of such right);

(c) Clause (d)(iv) of Section 5.18 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(iv) pledge, or cause to be pledged, pursuant to the Pledge Agreement, (A) in the case of the Borrower, all the capital stock or other equity interests of any Subsidiary or Borrower Joint Venture owned directly by the Borrower and (B) in the case of any Subsidiary which is the direct or indirect owner of any equity interest in a JV Subsidiary, all such direct or indirect equity interests owned by it, in each case subject to the limitations specified in the proviso to clause (d)(iii) of this Section 5.18;

(d) Section 5.19 of the Credit Agreement is hereby amended by adding the following paragraph at the end thereof as follows:

Notwithstanding the foregoing, the obligations relating to LCR set forth in this Section (and elsewhere in the Loan Documents) shall no longer apply following consummation of a Permitted LCR Sale and application of the proceeds thereof.

SECTION 4. Amendments to Article 6. (a) Clauses (h) and (i) of Section 6.01 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(h) (i) the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a

“Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or (ii) shall fail generally to pay its debts as they become due, or (ii) shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes), under the federal bankruptcy laws as now or hereafter in effect;”

(b) Clause (k) of Section 6.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(k) judgments or orders for the payment of money exceeding $50,000,000 in aggregate amount (exclusive of amounts covered by insurance as to which the carrier has not contested coverage) shall be rendered against the Borrower or any Subsidiary (including for this purpose the Borrower Joint Ventures, but excluding LCR and Millennium and its Subsidiaries so long as such Person is not at the time a “Significant Subsidiary” for purposes of the instruments governing the Senior Notes or the Senior Subordinated Notes) and such judgments or orders shall continue undischarged, unsatisfied and unstayed for a period of 30 days; or enforcement remedies in respect of any such judgments or orders shall be commenced;

(c) Clause (n) of Section 6.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(n) the Guarantee pursuant to the Subsidiary Guarantee of any Significant Subsidiary or any other material Subsidiary Guarantor, shall cease for any reason (other than pursuant to a transaction permitted hereunder) to be in full force and effect, or any Obligor shall so assert in writing;

SECTION 5. Amendments to Article 9. Clause (b) of Section 9.05 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(b) Any provision of the Collateral Documents or the Subsidiary Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Obligor party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of all or substantially all of the Collateral, release all or substantially all of the value of the Subsidiary Guarantee or permit termination of the Subsidiary Guarantee as to all or substantially all of the Subsidiary Guarantors. Notwithstanding the foregoing, (i) the Subsidiary Guarantee shall be terminated as to one or more Subsidiary Guarantors and Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Guarantor, permitted by the Loan Documents, (ii) the Subsidiary Guarantee shall be terminated as to any Subsidiary Guarantor which shall have become a Subsidiary Guarantor solely by reason of Section 5.18(d)(i)(B) at such time as such Subsidiary Guarantor shall have disposed of, pursuant to a transaction permitted under the Loan Documents, all Collateral the ownership of which caused it to become a Subsidiary Guarantor and (iii) the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release.”

SECTION 6. Amendment To Schedule 1.01. Schedule 1.01 to the Credit Agreement is hereby replaced with Schedule 1.01 attached to this Amendment.

SECTION 7. Amendment to Collateral Documents. Each Lender signatory hereto consents to the amendment of the applicable Collateral Documents (i) to add the Rule 3-16 Limitation to such Collateral Documents, (ii) to provide that pledges of the voting stock or other voting interests of Foreign Subsidiary Holding Companies shall be limited to 65% of such stock or other interests, (iii) revise the definition of Cash Management Obligations to include obligations of Subsidiaries, and (iv) to provide for such other changes as may be deemed necessary or desirable to the Collateral Documents to reflect the amendment of the Credit Agreement as set forth in this Amendment, such amendment or amendments to be in form and substance satisfactory to the Administrative Agent.

SECTION 8. Representations of Borrower. The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true in all material respects on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no Default will have occurred and be continuing on such date.

SECTION 9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 11. Effectiveness. This Amendment shall become effective on the first date when, and simultaneously with the time upon which, the following conditions are met (the “Amendment No. 1 Effective Date”):

(a) the Administrative Agent shall have received counterparts hereof signed by each of the Required Lenders and the Borrower (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party of execution of a counterpart hereof by such party); provided that Section 5 of this Amendment and the amendments to the Credit Agreement made thereby shall become effective only if the Administrative Agent also receives duly executed counterparts hereof signed by all of the Lenders (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party of execution of a counterpart hereof by such party), it being understood that the failure of Section 5 to become effective shall not affect the effectiveness of the remaining provisions of this Amendment and the other amendments to the Credit Agreements made thereby;

(b) the Administrative Agent shall have received (i) counterparts of the Security Agreement, the Subsidiary Guarantee and the Pledge Agreement from each Person which is either a party to a Loan Document amended and restated thereby or required to become a party thereto pursuant to Section 5.18 of the Credit Agreement as amended hereby (and including in any event (x) with respect to the Pledge Agreement, each Subsidiary which is an owner of equity interests set forth in Part A of Schedule 1.03 hereto and (y) with respect to the Security Agreement each Person set forth in Part B of Schedule 1.03 hereto) and (ii) such certificates, evidences of corporate action, legal opinions and other documents as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and

(c) the Administrative Agent and the Arrangers shall have received payment of all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses for which invoices shall have been submitted to the Borrower) and other compensation due and payable to any of the foregoing on or prior to the Amendment No. 1 Effective Date in connection with the Loan Documents.

Promptly after the Amendment No. 1 Effective Date occurs, the Administrative Agent shall notify the Borrower, the other Agents and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stacey L. Haimes
Name:	Stacey L. Haimes
Title:	Vice President

Bank of America, N.A.

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

The Bank of Nova Scotia

By:	/s/ Vicki Gibson
Name:	Vicki Gibson
Title:	Assistant Agent

The Bank of New York

By:	/s/ Raymond J. Palmer
Name:	Raymond J. Palmer
Title:	Vice President

CITICORP USA, INC.

By:	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Vice President

Credit Industriel et Commercial

By:	/s/ Brian O’Leary
Name:	Brian O’Leary
Title:	Vice President

By:	/s/ Marcus Edward
Name:	Marcus Edward
Title:	Vice President

Credit Suisse, Cayman Island Branch

By:	/s/ Thomas R. Cantello
Name:	Thomas R. Cantello
Title:	Vice President

By:	/s/ James Neira
Name:	James Neira
Title:	Associate

Deutsche Bank Trust Company Americas

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Vice President

By:	/s/ Lana Gifas
Name:	Lana Giffas
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By:	/s/ Pedro Ramirez
Name:	Pedro Ramirez
Title:	Authorized Signatory

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Chantal Simon
Name:	Chantal Simon
Title:	Vice President

NATEXIS BANQUES POPULAIRES

By:	/s/ Louis P. Laville III
Name:	Louis P. Laville, III
Title:	Vice President/Manager

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Vice President

Cent CDO 10 Limited
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Cent CDO XI, Limited
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Centurion CDO 8, Limited
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Centurion CDO 9 Limited
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Centurion CDO VI, Ltd.
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Centurion CDO VII, Ltd.
By:	RiverSource Investments, LLC as Collateral Manager

By:	/s/ Robin Stancil
Name:	Robin Stancil
Title:	Supervisor – Fixed Income

Societe Generale

By:	/s/ Graeme R. Bullen
Name:	Graeme R. Bullen
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

Wachovia Bank, National Association

By:	/s/ Barbara Van Meerten
Name:	Barbara Van Meertten
Title:	Director